FIRST AMENDMENT

TO

AGREEMENT FOR THE SALE AND PURCHASE OF SHARES
Of AgFeed Industries, Inc. (British Virgin Islands)

AMONG

AgFeed Industries, Inc., a Nevada corporation, as Seller

AND

Good Charm International Development Ltd., as Purchaser

AND

Ningbo Tech-Bank Co., Ltd, as Parent

Dated November 25, 2013

FIRST AMENDMENT
TO
AGREEMENT FOR THE SALE AND PURCHASE OF SHARES
Of AgFeed Industries, Inc. (British Virgin Islands)

THIS FIRST AMENDMENT is made on November 25, 2013

AMONG:

(A)	AgFeed Industries, Inc, a corporation incorporated under the laws of the State of Nevada, and having its registered office at 711 Carson Street, Suite 4, Carson City, Nevada 89701, USA, further particulars of which are set out in the Schedule 1 (the “Seller”);

(B)	Good Charm International Development Ltd. (the “Purchaser”), a company incorporated under the laws of Hong Kong, wholly owned by the Parent (as defined below), and having its registered office at 7/F Allied Kajima Building, 128 Gloucester Road, Wanchai, Hong Kong, further particulars of which are set out in the Schedule 2A; and

(C)	Ningbo Tech-Bank Co., Ltd. (宁波天邦股份有限公司) (the “Parent”), a publicly traded company incorporated under the laws of the People’s Republic of China and having its office at Rm.1807 Yangguang International Building, No.55 Yuli Rd., Yuyao City, Zhejiang, the People’s Republic of China, further particulars of which are set out in the Schedule 2B.

Seller, Purchaser, and Parent shall be collectively referred to as the “Parties” and each individually as a “Party”.

WHEREAS:

(A)	The Parties entered into an Agreement for the Sale and Purchase of Shares of AgFeed Industries, Inc. (British Virgin Islands), dated as of September 13, 2013 (the “Purchase Agreement”);

(B)	Section 10.2 or the Purchase Agreement permits amendment of the Purchase Agreement so long as such amendment is in a writing signed by the Parties;

(C)	In order to remediate certain environmental issues in connection with the operations of Xinyu AgFeed Animal Husbandry Co. Ltd. (“Xinyu”), Xinyu is budgeted to make certain capital expenditures that are greater than the amount of capital expenditures identified in the Purchase Agreement. Seller has requested that Purchaser authorize Seller to permit Xinyu to commence such capital expenditures as were budgeted in the Purchase Agreement. Purchaser and Parent have asserted that Purchaser may be required to make additional capital expenditures in connection with Xinyu that are greater than the capital expenditures identified in the Purchase Agreement.

(D)	Purchaser has asserted that there were newly discovered operating problems in Shandong Agribusiness Co. Ltd. (“Shandong”) and that such problems may result in exposure to additional liability or other adverse consequences in connection with the Company’s Group’s operations.

(E)	Purchaser has informed Seller that, due to the deterioration in the performance of the Company’s Group’s feed mills business, Purchaser will need to implement operational restructurings in the Company’s Group’s feed mills and administrative operations after Closing. Purchaser has requested that Seller pay the cost of this restructuring including the cost of severing employees. The Purchase Agreement contemplates that Purchaser will provide a list of employees that Purchaser does not intend to retain post-Closing.

(F)	Seller, Purchaser, and Parent desire to resolve all outstanding disputes and issues in connection with the Purchase Agreement in this Amendment.

NOW, THEREFORE, THE PARTIES AGREE as follows:

1.	Interpretation. Capitalized terms used in this Amendment and not otherwise defined shall have the meaning ascribed to such terms in the Purchase Agreement.

2.	Closing. Notwithstanding the provisions of Section 4.2 of the Purchase Agreement, the Closing shall occur on or before December 6, 2013, unless such date is extended to another date by mutual agreement of the Parties.

3.	Determination of Cut-off Date. The Cut-off Date shall be November 30, 2013.

4.	Purchase Price Adjustments.

4.1 The Purchase Price shall be reduced by USD 3,450,000 in settlement of all remaining disputes or other pre-Closing issues which are known by the Seller and disclosed to Purchaser, or known by the Purchaser, prior to the date of this Amendment, including all issues related to Shandong, Xinyu, and additional costs of implementing post-closing operational restructuring.

4.2 At the Closing, aggregate sale bonus payments in the amount of RMB 3,172,105 payable by the Company’s Group pursuant to Sale Bonus Agreements shall be paid by Purchaser and such payments shall be deemed to have occurred immediately prior to Closing.

4.3 Section 2.5.2 of the Purchase Agreement is deleted and the following is inserted as Section 2.5.2 of the Purchase Agreement:

“2.5.2 At the Closing, the following shall occur: (a) Purchaser shall make (and Parent shall cause Purchaser to make) a cash payment by wire transfer of immediately available funds (the “Closing Payment”) to Seller in the amount equal to the Base Purchase Price (i) minus an amount equal to the Cash Deposit and any accrued interest thereon, (ii) plus the Estimated Adjustment, as set forth in Section 2.5.3.2, (iii) minus USD 2,300,000, the amount equal to the value reduced attributing to the shutdown of a hog farm of Company’s Group in Hainan Province and other contingent liabilities, which is agreed by both Parties, (iv) minus the amount of the outstanding principal due to Hendrix of USD 180,000 and the interest thereon at Closing (as set forth in Schedule 6-5(5)); (v) minus the amount of the sale bonuses and any applicable taxes thereon payable by the Company’s Group that shall be paid by Purchaser at Closing to certain key employees of Company’s Group in US Dollars equal to RMB 3,172,105 in accordance with the sale bonus letter agreements dated on August 5, 2013 (the “Sale Bonus Agreements”)(which amount upon payment at Closing shall be deemed to have been paid immediately prior to the Closing); (vi) minus USD 3,450,000 in settlement of all disputes or other issues in connection with the operations, status, or condition of the Company’s Group known by Seller and disclosed to Purchaser, or known by Purchaser, prior to the date of this Amendment; (vii) unless paid by Seller or forgiven by the payee, minus the amount of the payment to be paid to Edward Pazdro and Gerard R. Daignault in an aggregate amount equal to USD 375,000 in accordance with their respective Key Executive Employment and Incentive Agreements dated on July 11, 2013; and (viii) unless paid by Seller or forgiven by the payee, minus the amount of the third-party costs and expenses to be paid to Dacheng Law Offices and Business Development Asia (consultants of Seller’s Group) after the Closing by Company’s Group; and (b) the Deposit Escrow Agent shall deliver the Cash Deposit together with all accrued interest thereon to Seller in accordance with the terms of the Deposit Escrow Agreement and this Section 2.5.2. At the Closing, after receiving the confirmation letters (“Confirmation Letters”) on renouncing claims and rights against Company’s Group signed by Edward Pazdro, Gerard R. Daignault, the key employees, Dacheng Law Offices, and Business Development Asia, Purchaser shall make (and Parent shall cause Purchaser to make) a cash payment by wire transfer of immediately available funds to AgFeed Industries Holdings, Inc. in the sum of the amount in sub-sections (vii) and (viii) (to the extent not already paid by Seller or forgiven by the payee), which amount shall reflect only those parties that have sent Confirmation Letters.”

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5.	Post-Closing Adjustments. Section 2.5.5.3 of the Purchase Agreement is deleted and the following is inserted as Section 2.5.5.3 of the Purchase Agreement:

“2.5.5.3 Notwithstanding the adjustment above-mentioned, the Parties agree that the Post-Closing Adjustment shall not be applied to the extent its absolute value is less than USD 1,000,000 in aggregate.”

6.	Xinyu Capital Expenditures. Prior to Closing, the Company’s Group, on a commercially reasonable best efforts basis, will cause Xinyu to commence any capital expenditures relating to Xinyu that Purchaser or Parent directs and approves, including seeking approval from the requisite local authorities.

7.	Employee Matters.

7.1 The list of employees required to be provided by Purchaser pursuant to Section 10.10 of the Purchase Agreement will consist solely of Gerry Cheung.

7.2 On or before November 26, 2013, Seller. Parent, and Purchaser shall jointly notify all employees of the Company’s Group that all existing obligations to employees of the Company's Group will be satisfied.

8.	Entry of Sale Order. The phrase “forty-five (45) days” as it appears in two places in Paragraph 1 of Schedule 3A to the Purchase Agreement is deleted and the phrase “fifty (50) days” is inserted in place of such phrase.

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9.	General.

9.1	Effect of Amendment. Except as modified by this Amendment, the Purchase Agreement is hereby ratified and confirmed in all respects.

9.2	Headings. Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

9.3	Choice of Law. This Amendment shall be governed by the internal laws of the State of Delaware, without giving effect to the principles of conflicts of law applied thereunder.

9.4	Counterparts; Facsimiles and Scans. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimiles or electronic scans containing original signatures shall be deemed for all purposes to be originally-signed copies of the documents which are the subject of such facsimiles or electronic scans.

(Signature Page Follows)

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

The Seller:

AgFeed Industries, Inc.

By:	/s/ Keith A. Maib
	Name:	Keith A. Maib
	Capacity:	Chief Restructuring Officer

SIGNATURE PAGE TO FIRST AMENDMENT

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

The Purchaser:

Good Charm International Development Ltd.

[SEAL]

By:	/s/ Hong jian peng
	Name:	Hong jian peng
	Capacity:	Chairman

The Parent:

Ningbo Tech-Bank Company, Ltd

(affix stamp)

[SEAL]

By:	/s/ Zhang Banghui
	Name:	Zhang Banghui
	Capacity:	CEO

SIGNATURE PAGE TO FIRST AMENDMENT